Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

        This Securities Purchase Agreement (this “Agreement”) is dated as of July 2, 2007, among Silverstar Holdings, Ltd., a company incorporated under the laws of Bermuda (the “Company”), and the investors listed on the Schedule of Buyers attached hereto as Annex A and identified on the signature pages hereto (each, an “Investor”and collectively, the “Investors”).

        WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 of Regulation D as promulgated by the Commission (as defined below) under the Securities Act, the Company desires to issue and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Company certain securities of the Company, as more fully described in this Agreement.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and the Investors agree as follows:

ARTICLE 1.
DEFINITIONS

        1.1.   Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

                 “Action”means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

                 “Affiliate”means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

                 “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York or Bermuda are authorized or required by law or other governmental action to close.

                 “Buy-In”has the meaning set forth in Section 4.1(c).

                 “Closing”means, individually, either of the Initial Closing or the Second Closing, as the context requires.

                 “Closings”means, collectively, the Initial Closing and the Second Closing.

                 “Commission”means the Securities and Exchange Commission.

                 “Common Stock” means the Class A common stock of the Company, par value $0.01 per share, and any securities into which such common stock may hereafter be reclassified.

                 “Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

                 “Company Counsel” means Troutman Sanders LLP.

                 “Disclosure Materials”has the meaning set forth in Section 3.1(h).

                 “Effective Date” means the date on which the registration of all Shares and Warrant Shares has been declared effective by the Commission in one or more Registration Statements under the Registration Rights Agreement (in the event that the conditions to the Second Closing are not satisfied in accordance with Article 5, then such requirement shall only apply to the Shares issued and Warrant Shares issuable at the Initial Closing).

                 “Evaluation Date” has the meaning set forth in Section 3.1(s).

                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                 “First Meeting” has the meaning set forth in Section 4.11(b).

                 “First Warrants”means the Common Stock purchase warrants in the form of Exhibit A, which are issuable to the Investors at the Initial Closing.

                 “GAAP”means U.S. generally accepted accounting principles.

                 “Initial Closing” means the initial closing of the purchase and sale of the Securities pursuant to Article 2.

                 “Initial Closing Date” means the Business Day immediately following the date on which all of the conditions set forth in Sections 5.1 and 5.2 that are applicable to the Initial Closing are satisfied, or such other date as the parties may agree.

                 “Initial Company Deliverables” has the meaning set forth in Section 2.2(a).

                 “Intellectual Property Rights” has the meaning set forth in Section 3.1(p).

                 “Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement.

                 “Initial Investor Deliverables” has the meaning set forth in Section 2.2(b).

                 “Investor Party” has the meaning set forth in Section 4.7.

                 “Irrevocable Transfer Agent Instructions” has the meaning set forth in Section 4.13.

                 “Lien”means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

                 “Lockup Agreements” means each of the Lockup Agreements, dated as of the date hereof, by and between the Company and each Company-related Person signatory thereto, in the form attached as Exhibit D hereto.

                 “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

                 “New York Courts” means the state and federal courts sitting in the City of New York, Borough of Manhattan.

                 “Outside Date” means the thirtieth day following the date of this Agreement.

                 “Per Unit Purchase Price” equals $[1.45].

                 “Person”means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

                 “Proceeding”means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

                 “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Investors, in the form of Exhibit C hereto.

                 “Registration Statement” means one or more registration statements meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Shares and the Warrant Shares.

                 “Required Approvals” has the meaning set forth in Section 3.1(e).

                 “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

                 “SEC Reports” has the meaning set forth in Section 3.1(h).

                 “Second Closing”means the second closing of the purchase and sale of the Securities pursuant to Article 2.

                 “Second Closing Date” means the Business Day immediately following the date on which all of the conditions set forth in Sections 5.1 and 5.2 that are applicable to the Second Closing are satisfied, or such other date as the parties may agree.

                 “Second Company Deliverables” has the meaning set forth in Section 2.4(a).

                 “Second Investor Deliverables” has the meaning set forth in Section 2.4(b).

                 “Second Warrants”means the Common Stock purchase warrants in the form of Exhibit B, which are issuable to the Investors at the Second Closing.

                 “Securities”means the Shares, the Warrants and the Warrant Shares.

                 “Securities Act” means the Securities Act of 1933, as amended.

                 “Share Delivery Date” has the meaning set forth in Section 4.1(c).

                 “Shares”means the shares of Common Stock issued or issuable to the Investors pursuant to this Agreement and including collectively all Shares issuable at the Initial Closing and Second Closing.

                 “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

                 “Stockholder Approval” has the meaning set forth in Section 4.11(a).

                 “Subsidiary”means any “significant subsidiary” as defined in Rule 1-02(w) of the Regulation S-X promulgated by the Commission under the Exchange Act.

                 “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

                 “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

                 “Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement, the Lockup Agreements, the Irrevocable Transfer Agent Instructions and any other documents or agreements executed in connection with the transactions contemplated hereunder.

                 “Transfer Agent” means American Stock Transfer & Trust Company, or any successor transfer agent for the Company.

                 “Warrants”means, collectively, the First Warrants and the Second Warrants.

                 “Warrant Shares”means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE 2.
PURCHASE AND SALE

        2.1.     Initial Closing. The Initial Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on the Initial Closing Date or at such other location or time as the parties may agree.

        2.2.     Initial Closing Deliveries. (a) At the Initial Closing, the Company shall deliver or cause to be delivered to each Investor the following (the “Initial Company Deliverables”):

                       (i)        a facsimile of the stock certificate evidencing the number of Shares to be delivered to such Investor at the Initial Closing as set forth opposite its name on Annex A hereto, registered in the name of such Investor (the number of Shares issuable to each Investor at the Initial Closing will equal 35% of such Investor’s Investment Amount divided by the Per Unit Purchase Price) and the Company shall instruct its Transfer Agent to deliver by overnight courier to such Investor the original certificate evidencing the number of Shares to be delivered to such Investor at the Initial Closing as set forth opposite its name on Annex A hereto, registered in the name of such Investor;

                       (ii)        a First Warrant, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire the number of shares of Common Stock that equals 70% of the number of Shares issuable to such Investor pursuant to Section 2.2(a)(i);

                       (iii)        the legal opinion of Company Counsel, in agreed form, addressed to the Investors;

                       (iv)        the legal opinion of special Bermuda counsel to the Company, in agreed form, addressed to the Investors;

                       (v)        the Registration Rights Agreement, duly executed by the Company;

                       (vi)        duly executed Irrevocable Transfer Agent Instructions acknowledged in writing by the Transfer Agent; and

                       (vii)        the Lockup Agreements, duly executed by each party thereto.

                 (b)        At the Initial Closing, each Investor shall deliver or cause to be delivered to the Company the following (the “Initial Investor Deliverables”):

                       (i)        to the Company, 35% of its Investment Amount (rounded up to the nearest whole dollar) by wire transfer of immediately available funds per the Company’s wiring instructions; and

                       (ii)        the Registration Rights Agreement, duly executed by such Investor.

        2.3.     Second Closing. The Second Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on the Second Closing Date or at such other location or time as the parties may agree.

        2.4.     Second Closing Deliveries. (a)  At the Second Closing, the Company shall deliver or cause to be delivered to each Investor the following (the “Second Company Deliverables”):

                       (i)        a facsimile of the stock certificate evidencing the number of Shares to be delivered to such Investor at the Second Closing as set forth opposite its name on Annex A hereto, registered in the name of such Investor (the number of Shares issuable to each Investor at the Second Closing will equal 65% of such Investor’s Investment Amount divided by the Per Unit Purchase Price) and the Company shall instruct its Transfer Agent to deliver by overnight courier to such Investor the original certificate evidencing the number of Shares to be delivered to such Investor at the Second Closing as set forth opposite its name on Annex A, registered in the name of such Investor;

                       (ii)        a Second Warrant, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire the number of shares of Common Stock that equals 70% of the number of Shares issuable to such Investor pursuant to Section 2.4(a)(i);

                       (iii)        the legal opinion of Company Counsel, in agreed form, addressed to the

Investors;

                       (iv)        the legal opinion of special Bermuda counsel to the Company, in agreed form, addressed to the Investors; and

                       (v)        duly executed Irrevocable Transfer Agent Instructions acknowledged in writing by the Transfer Agent.

                 (b)        At the Second Closing, each Investor shall deliver or cause to be delivered to the Company (the “Second Investor Deliverables”) 65% of its Investment Amount (rounded up to the nearest whole dollar) by wire transfer of immediately available funds per the Company’s wiring instructions.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

        3.1.     Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Investor:

                 (a)       Subsidiaries. All of the direct and indirect subsidiaries of the Company are set forth on Schedule 3.1(a). Except as disclosed in Schedule 3.1(a), the Company owns, directly or indirectly, all of the capital stock of each Subsidiary free and clear of any and all Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

                 (b)       Organization and Qualification. The Company and each Subsidiary are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as now being conducted. Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary are duly qualified to conduct its respective businesses and are in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

                 (c)       Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith except that Shareholder Approval is required in order for the Shares and Second Warrants to be issued and sold at the Second Closing. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

                 (d)       No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

                 (e)       Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state or “blue sky” securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) such filings and approvals required in connection with the Shareholder Approval, (v) the application contemplated in Section 5.1(g), (vi) the filings required in accordance with Section 4.5 and (vii) those that have been made or obtained prior to the date of this Agreement (collectively, the “Required Approvals”).

                 (f)       Issuance of the Securities. On or prior to each of the Initial Closing Date or Second Closing Date, as the case may be, the Shares and Warrants issuable on such Initial Closing Date or Second Closing Date, as the case may be, shall have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. Upon exercise in accordance with the Warrants, the Warrant Shares will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. On or prior to each of the Initial Closing Date or Second Closing Date, as the case may be, the Company shall have reserved from its duly authorized capital stock the shares of Common Stock issuable on such Initial Closing Date or Second Closing Date, as the case may be, pursuant to this Agreement and the Warrants (as applicable) in order to issue such Shares and such Warrant Shares.

                 (g)       Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in the SEC Reports. Except as specified in the SEC Reports, no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specified in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

                 (h)       SEC Reports; Financial Statements. The Company has filed all reports required to be filed by it under the Exchange Act (including pursuant to Section 13(a) or 15(d) thereof) for the twelve months preceding the date hereof (the foregoing materials and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports” and, together with the Schedules to this Agreement (if any), the “Disclosure Materials”) on a timely basis or has timely filed a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective filing dates, the financial statements of the Company included in the SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise specified in such financial statements or the notes thereto and (ii) in the case of unaudited financial statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

                 (i)       Press Releases. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

                 (j)       Material Changes. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or, except for the purchase by the Company on March 21, 2007 of 15,000 shares of Common Stock in an open market transaction at a price of $1.66 per share, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

                 (k)       Litigation. Subject to Schedule 3.1(k), there is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty, except as specifically disclosed in the SEC Reports. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such). The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

                 (l)       Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could be expected to result in a Material Adverse Effect.

                 (m)       Compliance. Except as set forth on Schedule 3.1(m), neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) except as set forth on Schedule 3.1(m), is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. The Company is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in a Material Adverse Effect.

                 (n)       Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such permits.

                 (o)       Title to Assets. Except as set forth in Schedule 3.1(o), the Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and the Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

                 (p)       Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. Except as set forth in the SEC Reports, to the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

                 (q)       Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its and the Subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s and such Subsidiaries’ respective lines of business.

                 (r)       Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

                 (s)       Disclosure Controls. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures in accordance with Item 307 of Regulation S-K under the Exchange Act for the Company’s most recently ended fiscal quarter (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308(c) of Regulation S-K under the Exchange Act) or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

                 (t)       Solvency. Based on the financial condition of the Company as of the Initial Closing Date and as of the Second Closing Date (and assuming that the Initial Closing or Second Closing shall have occurred), to the best of the Company’s knowledge, (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

                 (u)       Certain Fees. Except as described in Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

                 (v)       Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Shares and Warrants, and the offer of the Warrant Shares, by the Company to the Investors under the Transaction Documents. The Company is eligible to register its Common Stock for resale by the Investors under Form S-3 promulgated under the Securities Act. Except as granted under the Transaction Documents or as specified in Schedule 3.1(v), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

                 (w)       Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The issuance and sale of the Securities under the Transaction Documents does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and other than the Stockholder Approval, no approval of the shareholders of the Company thereunder is required for the Company to issue and deliver to the Investors the Securities contemplated by Transaction Documents.

                 (x)       Investment Company. The Company is not, and is not an Affiliate of, and immediately following any such Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

                 (y)       Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Memorandum of Association (or similar charter documents) or the laws of its jurisdiction of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

                 (z)       No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

                 (aa)       Consultation with Auditors. The Company has consulted its independent auditors concerning the accounting treatment of the transactions contemplated by the Transaction Documents, and in connection therewith has furnished such auditors complete copies of the Transaction Documents.

                 (bb)       Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, nor to the knowledge of the Company, any agent or other person acting on behalf of any of the Company or any Subsidiary, has, directly or indirectly, (i) used any funds, or will use any proceeds from the sale of the Securities, for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any Person acting on their behalf of which the Company is aware) which is in violation of law, or (iv) has violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

                 (cc)       PFIC. Neither the Company nor any Subsidiary is or intends to become a “passive foreign investment company” within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended.

                 (dd)       OFAC. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, towards any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

                 (ee)       Money Laundering Laws. The operations of each of the Company and any Subsidiary are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company and/or any Subsidiary with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

                 (ff)       Indebtedness. The Company has amended the terms and conditions of the Variable Rate Secured Convertible Debenture, dated October 31, 2005, as amended, in the principal amount of $5,000,000 and the Variable Rate Secured Convertible Debenture, dated October 19, 2006, as amended, in the original principal amount of $1,400,000.

                 (gg)       Disclosure. The Company confirms that neither it nor any Person acting on its behalf has provided any Investor or its respective agents or counsel with any information that the Company believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information. The Company understands and confirms that the Investors will rely on the foregoing representations and covenants in effecting transactions in securities of the Company. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        3.2.     Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

                 (a)       Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

                 (b)       Investment Intent. Such Investor is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

                 (c)       Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises Warrants it will be, either (i) an “accredited investor” as defined in Rule 501(a) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

                 (d)       General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

                 (e)       Access to Information. Such Investor acknowledges that it has reviewed the Disclosure Materials and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Securities; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

                 (f)       Certain Trading Activities. From the time that such Investor was first contacted by the Company or Roth Capital Partners, LLC regarding an investment in the Company through the date of this Agreement, such employees of Investor that have direct knowledge of this investment (“Key Employees”) have not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Key Employee, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities). Such Investor covenants that neither its Key Employees nor any Person acting on its Key Employees behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are first publicly disclosed as contemplated in Section 4.5 following the Initial Closing Date.

                 (g)       Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase the Securities pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision. Such Investor has not relied on the business or legal advice of Roth Capital Partners, LLC or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Investor in connection with the transactions contemplated by the Transaction Documents.

                 (h)       Limited Ownership. The purchase by such Investor of the Securities issuable to it at the Initial and Second Closings will not result in such Investor (individually or together with any other Person with whom such Investor has identified, or will have identified, itself as part of a “group” in a public filing made with the Commission involving the Company’s securities) acquiring, or obtaining the right to acquire, in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that such Closing shall have occurred. Such Investor does not presently intend to, alone or together with others, make a public filing with the Commission to disclose that it has (or that it together with such other Persons have) acquired, or obtained the right to acquire, as a result of such Closing (when added to any other securities of the Company that it or they then own or have the right to acquire), in excess of 19.999% of the outstanding shares of Common Stock or the voting power of the Company on a post transaction basis that assumes that each Closing shall have occurred.

                 (i)       Experience of Such Buyer. Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Investor is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

                 (j)       Reliance on Exemptions. Such Investor understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of such Buyer to acquire the Securities.

                 (k)       No Governmental Review. Such Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

                 (l)       Residency. Such Investor is a resident of that jurisdiction specified on the Schedule of Buyers attached hereto as Annex A.

                 (m)       Brokers and Finders. Such Investor has not retained any finder, broker or like agent in connection with the transactions contemplated by the Transaction Documents.

                 (n)       Acknowledgement. Such Investor acknowledges and agrees that the foregoing representations, warranties, covenants and acknowledgments are made by it with the intention that they may be relied upon by the Company and its agents and legal counsel in determining its eligibility or (if applicable) the eligibility of others on whose behalf it is contracting hereunder to purchase the Securities under the applicable securities legislation. Such Investor further agrees that by accepting delivery of the Securities at the Initial Closing and the Second Closing, if applicable, it shall be representing and warranting that the foregoing representations and warranties are true and correct as at the date of the Initial Closing and the Second Closing with the same force and effect as if they had been made by such Investor at the Initial Closing and the Second Closing and that they shall survive the purchase by such Investor of the Securities and still continue in full force and effect notwithstanding any subsequent disposition by such Investor of the Securities. The Company and its counsel shall be entitled to rely on the representations and warranties of such Investor contained in this paragraph.

The Company acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

ARTICLE 4.
OTHER AGREEMENTS OF THE PARTIES

        4.1.     (a) The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

                 (b)        Certificates evidencing the Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

        The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge. At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder. Except as otherwise provided in Section 4.1(c), any Shares subject to a pledge or security interest as contemplated by this Section 4.1(b) shall continue to bear the legend set forth in this Section 4.1(b) and be subject to the restrictions on transfer set forth in Section 4.1(a).

                 (c)        Certificates evidencing Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) if such Shares and Warrant Shares are registered for resale under the Securities Act pursuant to an effective registration statement, or (ii) following a sale or transfer of such Shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company), or (iii) while such Shares are eligible for sale under Rule 144(k). The Company shall cause the legal opinion referred to in the Irrevocable Transfer Agent Instructions to be issued to the Company’s Transfer Agent on the Effective Date. Following the earlier of (I) the Effective Date and (II) the sale or transfer of Shares or Warrant Shares pursuant to Rule 144, and in each case in the event the Investor shall have delivered to the Company or the Company’s Transfer Agent (A) a certificate representing Shares or Warrant Shares which contains a restrictive legend and (B) if required by the Transfer Agent, a representation letter in customary form (the date of delivery of such Share or Warrant Share, as the case may be, being the “Share Delivery Date”) (1) the Company shall fail to deliver or cause to be delivered to such Investor a certificate representing such Shares or Warrant Shares that is free from all restrictive or other legends by the third Trading Day following the Share Delivery Date and (2) following such third Trading Day after the Share Delivery Date and prior to the time such Shares or Warrant Shares are received free from restrictive legends, the Investor, or any third party on behalf of such Investor, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares or Warrant Shares (a “Buy-In”), then the Company shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceed the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide the Company written notice indicating the amounts payable to the Investor in respect of the Buy-In.

                 (d)       Acknowledgement. Each Investor hereby covenants with the Company not to make any sale of the Shares or Warrant Shares under the Registration Statement without complying with the provisions of this Agreement and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied. , The Investor acknowledges that there may occasionally be times when the Company must suspend the use of the Prospectus forming a part of the Registration Statement (a “Suspension”) until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Investor hereby covenants that it will not sell any of the Shares or Warrant Shares pursuant to said Prospectus during the period commencing at the time at which the Company gives the Investor written notice of the Suspension of the use of said Prospectus and ending at the time the Company gives the Investor written notice that the Investor may thereafter effect sales pursuant to said Prospectus.

        4.2.     Furnishing of Information. As long as any Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Investor owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares and Warrant Shares under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares and Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

        4.3.     Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the securities to the Investors.

        4.4.     Subsequent Registrations. Other than pursuant to the Registration Rights Agreement, prior to the Effective Date of a registration statement resulting in registration statement(s) being effected as to all Registrable Securities (as defined in the Registration Rights Agreement), the Company may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of the Company.

        4.5.     Securities Laws Disclosure; Publicity. By 9:00 a.m. (New York time) on the Trading Day following the execution of this Agreement, and by 9:00 a.m. (New York time) on the Trading Day following each of the Initial Closing Date and the Second Closing Date, as the case may be, the Company shall issue press releases disclosing the transactions contemplated hereby and the applicable Closing. On the Trading Day following the execution of this Agreement the Company will file a Current Report on Form 8-K disclosing the material terms of the Transaction Documents (and attach as exhibits thereto the Transaction Documents), and on the Trading Day following both the Initial Closing Date and Second Closing Date, as the case may be, the Company will file an additional Current Report on Form 8-K to disclose the applicable Closing. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations.

        4.6.     Limitation on Issuance of Future Priced Securities. During the six months following each of the Initial Closing Date or Second Closing Date, the Company shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1, other than those in which the price of such securities are limited by provisions in which the applicable purchase, conversion or exchange price may not be less than the closing bid price of the Common Stock on the day prior to the entering into of the transaction in which any such securities are issued.

        4.7.     Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company will indemnify and hold the Investors and their directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.7 shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

        4.8.     Non-Public Information. The Company covenants and agrees that neither it nor any other Person acting on its behalf will provide any Investor or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company.

        4.9.     Listing of Securities. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares and Warrant Shares, and will take such other action as is necessary or desirable to cause the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

        4.10.     Use of Proceeds. The Company will use the net proceeds from the sale of the Securities hereunder for working capital purposes and not for the satisfaction of any portion of the Company’s debt (other than payment of trade payables and accrued expenses in the ordinary course of the Company’s business and consistent with prior practices), or to redeem any Common Stock or Common Stock Equivalents.

        4.11.     Stockholder Approval.

                 (a)        The Company covenants and agrees to use its best efforts to obtain as soon as possible, but in any event by the 90th day following the Initial Closing, the approval of its stockholders as required by the rules and regulations of the Nasdaq Stock Market applicable to the Company in order to issue the Shares and Second Warrants at the Second Closing and the Warrant Shares issuable upon exercise of the Second Warrants and to otherwise perform its respective obligations under the transactions contemplated by the Transaction Documents, including approving (i) the issuance of in excess of 19.99% of the shares of Common Stock outstanding on the date of this Agreement at a price less than the closing bid price of the Common Stock on the Trading Day immediately preceding the date of this Agreement and (ii) any potential change of control of the Company which may occur as a result of the transactions contemplated by the Transaction Documents (the “Stockholder Approval”).

                 (b)        In furtherance of the obligations of the Company under Section 4.11(a), the Company shall use its best efforts to obtain Stockholder Approval in connection with this Section 4.11, and in pursuit thereof (i) by the Initial Closing, the Board of Directors of the Company shall adopt proper resolutions authorizing the actions set forth in Section 4.11(a) above, (ii) the Board of Directors of the Company shall recommend and the Company shall otherwise use its best efforts to promptly and duly obtain stockholder approval, including, without limitation, by filing any required proxy materials with NASDAQ and the Commission by the 20th day following the Initial Closing Date, by delivering proxy materials to its stockholders in furtherance thereof as soon as practicable thereafter, by soliciting proxies from its stockholders in connection therewith in the same manner as all other management proposals in such proxy statement and having all management-appointed proxy-holders vote their proxies in favor of such proposals to carry out such resolutions (and hold a special meeting of the stockholders as soon as practicable, but in any event not later than the 60th day after delivery of the proxy or other applicable materials relating to such meeting) and (iii) within three Business Days of obtaining such stockholder approval, take all actions necessary to effectuate the actions set forth in Section 4.11(a) above. If the Company does not obtain Stockholder Approval at the first meeting (the “First Meeting”), the Company shall in addition to satisfying clauses (i), (ii) and (iii) as contemplated above, call a special meeting of its stockholders as soon as reasonably practicable but in no event later than ninety (90) days following the First Meeting to seek Stockholder Approval until the date Stockholder Approval is obtained. The Company shall use its reasonable best efforts to hold the First Meeting as soon as possible, but in any event the Company shall use its reasonable best efforts to hold the First Meeting prior to the ninetieth (90th) day after the date of this Agreement. The parties understand and agree that no votes may be cast in respect of any Shares or Warrant Shares on any resolution to obtain Stockholder Approval pursuant hereto.

        4.12.     Conversion of Class B Common Stock. Immediately following the Stockholder Approval, each of Clive Kabatznik and Michael Levy, by their execution hereof, shall convert the number of shares of Class B common stock, par value $0.01 per share, of the Company set forth below such Person’s name on the signature page hereto to Common Stock. The Company covenants and agrees to take all action reasonably necessary to enforce and effectuate the foregoing.

        4.13.     Irrevocable Transfer Agent Instructions. At each Closing, the Company shall issue irrevocable instructions to its Transfer Agent to issue certificates or credit shares to the applicable balance accounts at the Depository Trust Company, registered in the name of each Investor or its respective nominee(s), for the Shares and the Warrant Shares issued at such Closing, in such amounts as specified from time to time by each Investor to the Company in the form of Exhibit E attached hereto (the “Irrevocable Transfer Agent Instructions”). The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 4.13 will be given by the Company to its Transfer Agent in connection with this Agreement, and that the Shares and the Warrant Shares issued at each Closing shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement and the other Transaction Documents. The Company acknowledges that a breach by it of its obligations under this Section 4.13 will cause irreparable harm to an Investor. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 4.13 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 4.13, that an Investor shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE 5.
CONDITIONS PRECEDENT TO CLOSINGS

        5.1.     Conditions Precedent to the Obligations of the Investors to Purchase Securities. The obligation of each Investor to acquire Securities at a Closing is subject to the satisfaction or waiver by such Investor, at or before such Closing (except Section 5.1(i) and Section 5.1(j), which are only a condition precedent to the Second Closing), of each of the following conditions:

                 (a)       Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date);

                 (b)       Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

                 (c)       No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

                 (d)       Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;

                 (e)       No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;

                 (f)       Company Deliverables. The Company shall have delivered the Initial Company Deliverables in accordance with Section 2.2(a) or the Second Company Deliverables in accordance with Section 2.4(a), as applicable;

                 (g)       Nasdaq Listing. The Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objection;

                 (h)       Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5;

                 (i)       Board Resolutions. The Board of Directors of the Company shall adopt proper resolutions (with a copy thereof provided to the Investors) authorizing the actions set forth in Section 4.11(a) above; and

                 (j)       Stockholder Approval. The Company shall have obtained Stockholder Approval as set forth in Section 4.11.

        5.2.     Conditions Precedent to the Obligations of the Company to sell Securities. The obligation of the Company to sell Securities at each Closing is subject to the satisfaction or waiver by the Company, at or before each Closing (except Section 5.2(g), which only applies to the Second Closing), of each of the following conditions:

                 (a)       Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date);

                 (b)       Performance. Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to such Closing;

                 (c)       No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

                 (d)       Investors Deliverables. Each Investor shall have delivered its Initial Investor Deliverables in accordance with Section 2.2(b) or the Second Investor Deliverables in accordance with Section 2.4(b), as applicable;

                 (e)       Nasdaq Listing. The Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objection;

                 (f)       Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5; and

                 (g)       Stockholder Approval. If the Company shall have complied with all requirements hereunder with respect to obtaining such Stockholder Approval (including adopting proper resolutions authorizing the actions set forth in Section 4.11(a) above), the Company shall have obtained Stockholder Approval as set forth in Section 4.11.

ARTICLE 6.
MISCELLANEOUS

        6.1.     Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Securities.

        6.2.     Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        6.3.     Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Silverstar Holdings, Ltd.
Clarendon House
Church Street, Hamilton HM CX, Bermuda
Attn: President
Facsimile:

With a copy to:	Silverstar Holdings, Ltd.
1900 Glades Road, Suite 435
Boca Raton, FL 33431
Attn: Clive Kabatznik
Facsimile: (561) 479 0757

and

Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, NY 10174
Attn: Henry I. Rothman
Facsimile: (212) 704-5950

If to an Investor:	To the address set forth under such Investor's name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

        6.4.     Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investors holding a majority of the Shares. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Shares. Without the written consent or the affirmative vote of each Investor affected thereby, an amendment or waiver under this Section 6.4 may not waive or amend any Transaction Document the effect of which would be to permit the Company to (1) name any Investor as an underwriter in a Registration Statement without such Investor’s specific written consent thereto, or (2) not include any Registrable Securities (as defined in the Registration Rights Agreement) of an Investor in a Registration Statement due to their refusal to be named as an underwriter therein.

        6.5.     Termination. This Agreement may be terminated prior to the Initial Closing:

                 (a)        by written agreement of the Investors and the Company; and

                 (b)        by the Company or an Investor (as to itself but no other Investor) upon written notice to the other, if the Initial Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.5(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Initial Closing to occur on or before such time.

                 (c)        by an Investor (as to itself but no other Investor) upon written notice to the Company, if the Second Closing shall not have taken place by 6:30 p.m. Eastern time on the 150th day following the Initial Closing; provided, that the right to terminate this Agreement under this Section 6.5(c) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Second Closing to occur on or before such time.

In the event of a termination pursuant to this Section, the Company shall promptly notify all non-terminating Investors. Upon a termination in accordance with this Section 6.5, the Company and the terminating Investor(s) shall not have any further obligation or liability (including as arising from such termination) to the other with respect to the Closing applicable to such termination and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom.

        6.6.     Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

        6.7.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investors.”

        6.8.     No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 (as to each Investor Party).

        6.9.     Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof that would defer to the substantive laws of another jurisdiction. Each party agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

        6.10.     Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closings and the delivery of the Securities.

        6.11.     Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

        6.12.     Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

        6.13.     Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

        6.14.     Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, the Company may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

        6.15.     Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        6.16.     Payment Set Aside. To the extent that the Company makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        6.17.     Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

        6.18.     Limitation of Liability. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SILVERSTAR HOLDINGS, LTD.

By:_________________________
      Name:
      Title:

Only as to Section 4.12 herein:

____________________________
Clive Kabatznik

Number of shares of Class B Common
Stock beneficially owned:

____________________________

Only as to Section 4.12 herein:

____________________________
Michael Levy

Number of shares of Class B Common Stock
beneficially owned:

____________________________

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR INVESTORS FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF INVESTOR

____________________________

By:_________________________
      Name:
      Title:

Investment Amount: $________

Tax ID No.:_________________

ADDRESS FOR NOTICE

c/o:________________________

Street:_____________________

City/State/Zip:_____________

Attention:__________________

Tel:________________________

Fax:________________________

DELIVERY INSTRUCTIONS
(if different from above)

c/o:________________________

Street:_____________________

City/State/Zip:_____________

Attention:__________________

Tel:________________________

Fax:________________________

Annex A

SCHEDULE OF BUYERS

(1)	(2)	(3)	(4)
Buyer	Address and Facsimile Number	Initial Closing Shares	Second Closing Shares
Basso Fund Ltd.	Basso Fund	50,241	94,587
	1266 East Main Street
	Stamford, CT 06902
	203-352-6193

Basso Multi-Strategy	Basso Fund	284,701	535,988
Holding Fund Ltd	1266 East Main Street
	Stamford, CT 06902
	203-352-6193

Vision Opportunity Master	Vision Capital, 20 West 55th	334,943	630,574
Fund, Ltd	Street, 5th Floor
	New York, NY 10019 212-867-1416

Credit Suisse Securities	Credit Suisse	239,245	450,410
(USA) LLC	11 Madison Avenue, 3rd Floor
	New York, NY 10010
	646-935-7716

Enable Growth Partners LP	Enable Growth Partners	203,358	382,849
	One Ferry Building, Suite 255
	San Francisco, CA 94111
	415-677-1580

Enable Opportunity Partners LP	Enable Growth Partners	23,942	45,042
	One Ferry Building, Suite 255
	San Francisco, CA 94111
	415-677-1580

Pierce Diversified Strategy	Enable Growth Partners	11,962	22,521
Master Fund LLC, Ena	One Ferry Building, Suite 255
	San Francisco, CA 94111
	415-677-1580

Heller Capital Investments	Heller Capital Investments	173,452	326,548
	700 E. Pelisade Ave.
	Englewood Cliffs, NJ 07632
	201-569-5014

Slater Equity Partners, LP	Slater Capital Management	126,799	238,718
	825 Third Ave, 33rd Floor
	New York, NY 10022
	212-521-5107

Slater Equity Partners	Slater Capital Management	16,746	31,529
Offshore Fund Ltd.	825 Third Ave, 33rd Floor
	New York, NY 10022
	212-521-5107

Capital Ventures	Heights Capital Management, Inc.	119,682	225,318
International	101 California St., Suite 3250
	San Francisco, CA
	415-403-6525

Mara Gateway Associates, LP	Mara Gateway Associates, LP	69,381	130,619
	11832 Sunrise Dr NE
	Bainbridge Island, WA 98110
	206-780-3610

Kircher Family	Kircher Family Irrevocable Trust	12,141	22,859
Irrevocable Trust	6000 Greystone Pl
FBO Scott W. Kircher	Granite Bay CA 95746

Kircher Family Trust	Kircher Family Irrevocable Trust	26,017	48,983
	6000 Greystone Pl
	Granite Bay CA 95746

Kircher Family Foundation	Kircher Family Irrevocable Trust	10,407	19,593
	6000 Greystone Pl
	Granite Bay CA 95746

Kircher Family	Irrevocable Kircher Family Trust	12,141	22,859
Irrevocable Trust	6000 Greystone Pl
FBO Douglas S. Kircher	Granite Bay CA 95746

Bristol Investment Fund, Ltd.	10990 Wilshire Boulevard, Suite 1410	59,811	112,602
	Los Angeles, CA 90024
	310-696-0334

Truk Opportunity Fund, LLC	Truk Opportunity Fund, LLC	51,437	96,838
	One E. 52nt St., 6th Floor
	New York, NY 10022
	212-888-0334

Truk International Fund, LLC	Truk Opportunity Fund, LLC	8,373	15,764
	One E. 52nt St., 6th Floor
	New York, NY 10022
	212-888-0334

Richard Molinsky	Richard Molinsky	52,035	97,965
	51 Lords Hwy East
	Weston, CT 06883
	203-222-4977

Rockmore Investment Master	Rockmore Capital LLC	47,849	90,082
Fund Ltd.	150 East 58th Street
	New York, NY 10155
	212-258-2315

Clive Kabatznik	Clive Kabatznik	-	137,931
	3270 St. Charles Way
	Boca Raton, FL 33036
	561-479-0757

Otago Partners, LLC	Otago Partners, LLC	35,886	67,562
	787 7th aver, 48th Floor
	New York, NY 10019
	212-554-4355

Newport Micro Fund II, LLC	Newport Micro Fund	34,690	65,310
	2431 W. Coast Hwy #205
	Newport Beach, CA 92663
	949-574-3870

Michael Levy	Michael Levy	-	68,965
	2180 Churchill Lane
	Highland Park, IL 60035
	847-678-3936

Joseph W & Patricia G.	Joe Abrams	-	34,482
Abrams	131 Laurel Grove Ave
	Kentfield, CA 94904
	240-332-0504

Matthew Abrams	Matthew Abrams	-	17,241
	131 Laurel Grove Ave
	Kentfield, CA 94904
	240-332-0504

Sarah Abrams	Sarah Abrams	-	17,241
	131 Laurel Grove Ave
	Kentfield, CA 94904
	240-332-0504
RHP Master Fund, Ltd.	Rock Hill Investment Management, L.P.	52,274	98,415
	Three Bala Plaza East
	Suite 585
	Bala Cynwyd, PA 19004
	610-949-9600

Schedule 3.1(a)

Subsidiaries

1. Silverstar Holdings, Ltd. – Bermuda

a. Silverstar Holdings, Inc. – Delaware

i. Fantasy Sports, Inc. – Delaware

ii. First South Africa Management Corp – Delaware

b. First South African Holdings, Pty. Ltd. – South Africa

c. Strategy First, Inc. – Quebec

d. Silverstar Acquisitions, PLC – UK

i. Empire Interactive, PLC – UK

1. Empire Interactive Europe, Ltd. – UK

2. Xplosiv, Ltd. – UK

3. Razorworks, Ltd. – UK

4. Empire Interactive Holdings, Ltd. – UK

a. Empire Interactive, Inc. – US

Schedule 3.1 (k)

Litigation

The information set forth in Schedule 3.1(m) is incorporated by reference.

Schedule 3.1(m)

Compliance

A.     On October 21, 2005, the Company issued to DKR Soundshore Oasis Holding Fund Ltd. (the “Holder”) a Variable Rate Secured Convertible Debenture in the original principal amount of $5,000,000 (the “2005 Debenture”) and on October 19, 2006, the Company issued to the Holder another Variable Rate Secured Convertible Debenture in the original principal amount of $1,400,000 (the “2006 Debenture, ” and collectively with the 2005 Debenture, the “Debentures”). A portion of the Debentures was repaid and the outstanding principal amount outstanding at this date is $5,000,000.

        The Company received a waiver of its obligation to (i) make the monthly amortization payments required with resepct to the Debentures and (i) file and have declared effective a registration statement covering the resale of 130% of the number of shares issuable upon conversion of the 2006 Debenture.

        The Company and the Holder are currently negotiating an amendment to the Debentures which will provide, among other things, that (i) the Company has no obligation to make monthly amortization payments on the Debentures, (ii) the Company must file a registration statement covering the resale of 130% of the number of shares issuable upon conversion of the 2006 Debenture following the date that all of the shares of common stock and the shares of common stock to be issued upon exercise of the warrants issued in the private placement have been registered for resale and (iii) the maturity date of the Debentures will be April 30, 2010.

B.     In April 2006, the Company’s subsidiary, First South African Holdings, received a letter from the South African Revenue Service (“SARS”) challenging certain tax treatment of dividends and operating loss carry forwards for the years 2002 through 2004. On May 4, 2007, SARS agreed in principle to drop the larger of its two assessments and on May 25 2007, SARS formally approved this decision. The Company has access to approximately $1.7 million of its restricted cash.

        The Company conceded the principle of SARS second assessment but will continue to negotiate the ultimate liability due under this assessment. The Company has recorded an estimated liability of approximately $599,000 in this regard but may be forced to increase this amount should it fail to negotiate a lower assessment amount.

Schedule 3.1(o)

Title to Assets

The inventory receivables and intellectual property (all assets) of Empire Interactive, PLC serves as security to a line of credit from Barclays Bank, PLC.

Simon Jeffrey and Ian Higgins, as Trustees for Note Holders of the Loan Note Instrument created upon the acquisition of Empire Interactive, PLC and due October 31, 2007, have a charge over the shares of Empire Interactive, PLC owned by the Company.

The shares of all other subsidiaries except for Empire Interactive, plc are pledged as collateral for the Secured Convertible Debentures held by DKR Soundshore Oasis Holding Fund, Ltd.

Schedule 3.1(u)

Certain Fees

        The Company has entered into a Placement Agency Agreement with Roth Capital Partners, LLC to pay a fee of 8% of the total gross proceeds received in the private placement transaction plus 3% warrants. Roth will also receive expense reimbursement.

Schedule 3.1(v)

General Registration Matters

The Company has granted to the following shareholders piggyback registration rights for any registered offering other than pursuant to a registration statement on Form S-4 or S-8:

Name of Shareholder	Number of Shares
Catacando Properties Limited	37,453
Ronald Heller IRA	200,000
Barry Honig	171,200
RPC International	18,727

        In connection with any refinancing transaction in which some or all of the net proceeds are used to pay any outstanding secured debt of Empire Interactive PLC owed to Barclays Bank, whereby the Company may issue warrants to purchase its common stock.

EXHIBIT A

Form of First Warrant

EXHIBIT B

Form of Second Warrant

EXHIBIT C

Form of Registration Rights Agreement

EXHIBIT D

Form of Lockup Agreement

EXHIBIT E

Form of Irrevocable Transfer Agent Instructions

As of July 2, 2007

American Stock Transfer & Trust Company6201
15th Avenue
Brooklyn, New York 11219
Attn:
Herbert J. Lemmer

Ladies and Gentlemen:

        Reference is made to that certain Securities Purchase Agreement, dated as of July 2, 2007 (the “Agreement”), by and among Silverstar Holdings, Ltd., a company incorporated under the laws of Bermuda (the “Company”), and the investors identified on the signature pages thereto (collectively, the “Holders”), pursuant to which the Company is issuing to the Holders shares (the “Shares”) of Class A common stock of the Company, par value $0.01 per share (the “Common Stock”), and warrants (the “Warrants”), which are exercisable into shares of Common Stock.

        This letter shall serve as our irrevocable authorization and direction to you (provided that you are the transfer agent of the Company at such time and the conditions set forth in this letter are satisfied), subject to any stop transfer instructions that we may issue to you from time to time, if any:

                       (i) to issue shares of Common Stock upon transfer or resale of the Shares; and

                       (ii) to issue shares of Common Stock upon the exercise of the Warrants (the “Warrant Shares”) to or upon the order of a Holder from time to time upon delivery to you of a properly completed and duly executed Exercise Notice, in the form attached hereto as Annex I, which has been acknowledged by the Company as indicated by the signature of a duly authorized officer of the Company thereon together with indication of receipt of the exercise price therefor.

        You acknowledge and agree that so long as you have previously received (a) written confirmation from the Company’s legal counsel that a registration statement covering resales of the Shares and the Warrant Shares has been declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) a copy of such registration statement, then, unless otherwise required by law, as soon as reasonably practicable after your receipt of a notice of transfer of Shares or the Exercise Notice, you shall issue the certificates representing the Shares and/or the Warrant Shares, as the case may be, registered in the names of such Holders or transferees, as the case may be, and such certificates shall not bear any legend restricting transfer of the Shares or the Warrant Shares thereby and should not be subject to any stop-transfer restriction; provided, however, that if such Shares and Warrant Shares are not registered for resale under the Securities Act, then the certificates for such Shares and/or Warrant Shares shall bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION

REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

        A form of written confirmation from the Company’s outside legal counsel that a registration statement covering resales of the Shares and the Warrant Shares has been declared effective by the Commission under the Securities Act is attached hereto as Annex II.

        Please be advised that the Holders are relying upon this letter as an inducement to enter into the Agreement and, accordingly, each Holder is a third party beneficiary to these instructions.

        Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

SILVERSTAR HOLDINGS, LTD.

By: __________________________________
Name: _________________________________
Title: _______________________________

Acknowledged and Agreed:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:__________________________________
Name: ________________________________
Title: ________________________________

Date: _________________, 2007

ANNEX I

EXERCISE NOTICE

SILVERSTAR HOLDINGS, LTD.WARRANT
DATED ______________, 2007

The undersigned Holder hereby irrevocably elects to purchase _____________ shares of Common Stock pursuant to the above referenced Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(A)	The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

(B)	The Holder intends that payment of the Exercise Price shall be made as (check one):

____	“Cash Exercise” under Section 11

____	“Cashless Exercise” under Section 11

(C)	If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

(D)	Pursuant to this Exercise Notice, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

(E)	By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 12 of this Warrant to which this notice relates.

Dated:________________,______	Name of Holder:________________________
(Print)

By:____________________________________
Name:__________________________________
Title:_________________________________

(Signature must conform in all respects to name of
holder as specified on the face of the Warrant)

ANNEX II

FORM OF NOTICE OF EFFECTIVENESS OF REGISTRATION STATEMENT

American Stock Transfer & Trust Company6201
15th Avenue
Brooklyn, New York 11219
Attn: Herbert J. Lemmer

Re: Silverstar Holdings, Ltd.

Ladies and Gentlemen:

        We have acted as special counsel to Silverstar Holdings, Ltd., a company incorporated under the laws of Bermuda (the “Company”), in connection with the registration of ___________shares (the “Shares”) of its Class A common stock, par value $0.01 per share, with the Securities and Exchange Commission (the “SEC”). We have not acted as your counsel. This opinion is given at the request and with the consent of the Company.

        In rendering this opinion we have relied on the accuracy of the Company’s Registration Statement on Form S-3, as amended (the “Registration Statement”), filed by the Company with the SEC on ____________, 2007. The Company filed the Registration Statement on behalf of certain selling stockholders (the “Selling Stockholders”). This opinion relates solely to the Selling Stockholders listed on Exhibit A hereto and number of Shares set forth opposite such Selling Stockholders’ names. The SEC declared the Registration Statement effective on _____________, 2007.

        We understand that the Selling Stockholders acquired the Shares in a private offering exempt from registration under the Securities Act of 1933, as amended. Information regarding the Shares to be sold by the Selling Stockholders is contained under the heading “Selling Stockholders” in the Registration Statement, which information is incorporated herein by reference. This opinion does not relate to the issuance of the Shares to the Selling Stockholders. The opinions set forth herein relate solely to the sale or transfer by the Selling Stockholders pursuant to the Registration Statement under the Federal laws of the United States of America. We do not express any opinion concerning any law of any state or other jurisdiction.

        In rendering this opinion we have relied upon the accuracy of the foregoing statements.

        Based on the foregoing, it is our opinion that the Shares have been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and that American Stock Transfer & Trust &Company (the “Transfer Agent”) may remove the restrictive legends contained on the Shares. This opinion relates solely to the number of Shares set forth opposite the Selling Stockholders listed on Exhibit A hereto.

        In issuing this opinion, we have assumed and relied upon without independent investigation that: (i) the Registration Statement is and shall remain effective, (ii) the resale of the Shares is not integrated with any other securities offering of the Company; (iii) each Selling Stockholder shall resell its Shares only pursuant to the prospectus contained in the effective Registration Statement; and (iv) the SEC has not issued a stop order delaying or suspending the effectiveness of the Registration Statement or initiated any proceeding for such purpose.

        This opinion is furnished to Transfer Agent specifically in connection with the sale or transfer of the Shares, and solely for your information and benefit. This letter may not be relied upon by the Transfer Agent in any other connection, and it may not be relied upon by any other person or entity for any purpose without our prior written consent. This opinion may not be assigned, quoted or used without our prior written consent. The opinions set forth herein are rendered as of the date hereof and we will not supplement this opinion with respect to changes in the law or factual matters subsequent to the date hereof.

Very truly yours,

[SPECIAL SECURITIES COUNSEL]

Exhibit A

SELLING STOCKHOLDERS

Name:	Number of Shares: